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                                                  FORM 10-Q
                                                  JUNE 30, 1995


                                                  EXHIBIT 11


              American Power Conversion Corporation
                Computation of Earnings Per Share
                           (Unaudited)

                                Six months Ended           Three months ended
                                     June 30,                   June 30,
                                 1995         1994         1995        1994

 Primary:
 Weighted average shares
   outstanding                 92,703,601   91,455,258  92,956,907  91,742,131
 Net effect of dilutive stock
   options and warrants based on
   the treasury stock method using
   the average market price       674,884    1,548,730     685,814   1,468,184
                               ----------    ---------   ---------  ----------
 Total                         93,378,485   93,003,988  93,642,721  93,210,315

 Net Income                   $35,650,359   29,158,810  17,380,546  15,594,854

 Per share amount                   $0.38        $0.31        0.19        0.17

 Fully Diluted:
 Weighted average shares
   outstanding                 92,703,601   91,455,258  92,956,907  91,742,131
 Net effect of dilutive stock
   options and warrants based
   on the treasury stock method
   using the period end
   market price                   875,127    1,177,181     875,127   1,177,181
                               ----------   ----------   ---------  ----------
Total                          93,578,728   92,632,439  93,832,034  92,919,312

Net income                    $35,650,359   29,158,810  17,380,546  15,594,854

Per share amount                    $0.38        $0.31        0.19        0.17


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